Exhibit a(5)(i)

This announcement is neither an offer to purchase nor a solicitation of an offer to sell Securities (as defined below). The Offer (as defined below) is made solely by the Offer to Purchase dated August 24, 2015 and the related Letter of Transmittal and any amendments or supplements thereto. The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Securities in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction. In those jurisdictions where the applicable laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Company (as defined below) by Laurel Hill Securities, LLC and
Imperial Capital, LLC, the Dealer Managers, or by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

Notice of Offer to Purchase for Cash
Up to 48,000,000 of its Ordinary Shares (including Ordinary Shares represented by
American Depositary Shares)
of

Actions Semiconductor Co., Ltd

at
At a Purchase Price not Greater Than US$21/60 per Share (or US$2.10 per ADS) nor Less Than
US$18/60 per Share (or US$1.80 per ADS)

Actions Semiconductor Co., Ltd (the “Company”, “we”, “our” or “us”) is offering to purchase up to 48,000,000 of its Ordinary Shares, par value US$0.000001 per share (the “Shares”) (including Shares represented by American Depository Depositary Shares (the “ADSs” and together with the Shares, the “Securities”)), at a purchase price not greater than US$21/60 per Share (or US$2.10 per ADS) nor less than US$18/60 per Share (or US$1.80 per ADS), net to the seller in cash, less any applicable withholding taxes and, in the case of ADSs, less a cancellation fee of US$0.05 per ADS accepted for purchase in the Offer that will be paid to JPMorgan Chase Bank, N.A., the Company’s ADS Depositary, and without interest, upon the terms and subject to the conditions described in the Offer to Purchase dated August 24, 2015 and in the related Letter of Transmittal (the “Letter of Transmittal” and together with the Offer to Purchase, as each may be amended or supplemented from time to time, the “Offer”).

Tendering securityholders whose Securities are registered in their names and who tender directly to Laurel Hill Advisory Group Company (the “Depositary”) will not be charged brokerage fees or commissions or, except as set forth in Instruction 7 of the Letter of Transmittal, transfer taxes on the purchase of the Securities pursuant to the Offer. Tendering securityholders whose Securities are registered in the name of their broker, bank or other nominee should consult such nominee to determine if any fees may apply.

THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., EASTERN DAYLIGHT SAVINGS TIME, ON TUESDAY, SEPTEMBER 22, 2015, UNLESS THE OFFER IS EXTENDED.

The Offer is not conditioned upon any minimum number of Securities being tendered. The Offer is, however, subject to other conditions as set forth in the Offer to Purchase. Securities not purchased in the Offer will be returned to the tendering securityholders at the Company’s expense promptly after the expiration date of the Offer. The Company reserves the right, in its sole discretion, to change the per Share purchase price or per ADS purchase price and to increase or decrease the number of Shares (including Shares represented by ADSs) sought in the Offer, subject to applicable law. In accordance with the rules of the Securities and Exchange Commission, the Company may increase the number of Shares accepted in the Offer by no more than 2% of the outstanding Shares (including Shares represented by ADSs) as of August 18, 2015 without amending or extending the Offer.

The Company expressly reserves the right, in its sole discretion, at any time and from time to time, to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and payment for, any Securities by giving oral or written notice of such extension to the Depositary, and making a public announcement of such extension not later than 9:00 A.M., Eastern Daylight Savings Time, on the next business day after the last previously or announced expiration date of the Offer.

The purpose of the Offer is to offer the Company’s securityholders an opportunity to obtain liquidity with respect to all or a portion of their Securities without potential disruption to the ADS price. Having evaluated our cash position, business operations, future outlook, acquisitions strategy, existing and anticipated capital structure, and a variety of alternatives for using our available financial resources, the Company’s board of directors determined that the Offer is a prudent use of the Company’s available cash and an effective means of providing value to the holders of the Securities.

As of August 18, 2015 the Company had 349,731,305 Shares (including 136,201,272 Shares represented by 22,700,212 ADSs) issued and outstanding, 98,401,063 treasury Shares and 11,311,272 treasury ADSs (meaning ADSs which have been repurchased and not yet cancelled). The Company is offering to purchase up to 48,000,000 Shares (including Shares represented by ADSs). If the Offer is fully subscribed, the Company will purchase 48,000,000 Shares (including Shares represented by ADSs), which would represent approximately 13.7% of our issued and outstanding Shares (including Shares represented by ADSs) as of August 18, 2015.

In order to take advantage of the Offer, you should either (i) complete and sign the Letter of Transmittal included with the copy of the Offer to Purchase in accordance with the instructions in the Letter of Transmittal, have your signature guaranteed (if required by Instruction 1 to the Letter of Transmittal), mail or deliver (or with respect to Eligible Institutions (as defined in the Letter of Transmittal), manually signed facsimile) the Letter of Transmittal and any other required documents to the Depositary, and either deliver the certificates for your Shares along with the Letter of Transmittal to the Depositary or tender your ADSs pursuant to the procedures for book-entry delivery set forth in Section 3 of the Offer to Purchase or (ii) request your broker, dealer, commercial bank, trust company or other nominee to effect the transaction for you. If your Securities are registered in the name of a broker, dealer, commercial bank, trust company or other nominee you must contact such broker, dealer, commercial bank, trust company or other nominee to tender your Securities. If you desire to tender Shares, and certificates evidencing your Shares are not immediately available, or if you cannot comply with the procedures for book-entry transfer of ADSs described in the Offer to Purchase on a timely basis, or if you cannot deliver all required documents to our Depositary prior to the expiration of our Offer, you may tender your Securities by following the procedures for guaranteed delivery set forth in Section 3 of the Offer to Purchase.

Securityholders desiring to tender Securities must follow the procedures set forth in the Offer to Purchase and in the related Letter of Transmittal.

Upon the terms and subject to the conditions of the Offer, if more than 48,000,000 Shares (including Shares represented by ADSs) are properly tendered and not properly withdrawn prior to the expiration date of the Offer, the Company will purchase the Securities as follows:

•	first, subject to the conditional tender provisions described in Section 6 of the Offer to Purchase, we will purchase all Securities properly tendered and not properly withdrawn at prices at or below the per Share purchase price or per ADS purchase price, as applicable, on a pro rata basis with appropriate adjustment to avoid purchases of fractional securities (except for securityholders who tendered securities conditionally for which the condition was not satisfied); and
•	second, only if necessary to permit us to purchase 48,000,000 Shares (including Shares represented by ADSs) at the per Share purchase price or per ADS purchase price, as applicable, determined in the Offer (or such greater amount as we may elect to pay, subject to applicable law), the Company will purchase Securities conditionally tendered (for which the condition was not initially satisfied) and not properly withdrawn, by random lot, to the extent feasible. To be eligible for purchase by random lot, securityholders whose securities are conditionally tendered must have tendered all of their securities.

For purposes of the Offer, the Company will be deemed to have accepted for payment (and therefore purchased), subject to the proration and conditional tender provisions of the Offer, Securities that are properly tendered and not properly withdrawn only when, as and if the Company gives oral or written notice to the Depositary of the Company’s acceptance of the Securities for payment pursuant to the Offer.

Because of the difficulty in determining the number of Securities properly tendered and not properly withdrawn, and because of the proration and conditional tender provisions described in the Offer to Purchase, the Company expects that it will not be able to announce the final proration factor, if any, or pay for any Securities purchased pursuant to the Offer until at least five business days after the expiration date of the Offer. The preliminary results of any proration will be announced by press release promptly following the expiration date of the Offer.

For purposes of the Offer, the Company shall be deemed to have accepted for payment the tendered Securities when, as and if the Company gives written notice of the Company’s acceptance to the Depositary. The Company will pay for Securities accepted for payment pursuant to the Offer by depositing the purchase price with the Depositary, which will act as agent for tendering securityholders for the purpose of receiving payments and transmitting such payments to tendering securityholders (including payments to JPMorgan Chase Bank, N.A., the Company’s ADS Depositary, cancellation fees of US$0.05 per ADS fees for ADSs tendered and accepted for payments). Under no circumstances will the Company pay interest on the consideration paid for the Securities pursuant to the Offer, regardless of any delay in making such payment.

Except as otherwise provided in the Offer to Purchase, tenders of Securities made in the Offer are irrevocable. Securities tendered pursuant to the Offer may be withdrawn at any time before the Expiration Date and, unless we have accepted tendered Securities for payment under the Offer, may also be withdrawn beginning at 12:01 A.M., Eastern Daylight Savings Time, on Wednesday, October 21, 2015. For your withdrawal to be effective, a written (or, with respect to Eligible Institutions, a manually signed facsimile transmission) notice of withdrawal with respect to the Securities must be timely received by the Depositary at its Toronto address set forth on the back cover of the Offer to Purchase, and the notice of withdrawal must specify the name of the person who tendered the Securities to be withdrawn, the number of Securities to be withdrawn and the name of the registered holder of Securities, if different from that of the person who tendered such Securities. If ADSs have been tendered pursuant to the procedures for book-entry delivery, any notice of withdrawal must specify the name and number of the account at The Depositary Trust Company (“DTC”) to be credited with the withdrawn ADSs. If certificates representing the Shares have been delivered or otherwise identified to the Depositary, the name of the registered owner and the serial numbers shown on such certificates must also be furnished to the Depositary prior to the physical release of such certificates. If you tender Securities by giving instructions to a broker or other nominee, you must instruct the broker or other nominee to arrange for the withdrawal of your Securities. All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by the Company, in its sole discretion, which determination shall be final and binding. No withdrawal of Securities shall be deemed to have been properly made until all defects and irregularities have been cured or waived. None of the Company or any of its affiliates or assigns, the Depositary, the Information Agent, the Dealer Managers, or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give such notification. Withdrawals of tenders of Securities may not be rescinded, and any Securities properly withdrawn will be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Securities may be retendered by following one of the procedures for tendering Securities described in the Offer to Purchase at any time prior to the Expiration Date.

The receipt of cash in exchange for Securities pursuant to the Offer generally will be a taxable transaction for U.S. federal income tax purposes and may also be taxable under applicable foreign, state, local and other tax laws. All securityholders should consult with their own tax advisors as to the particular tax consequences of the Offer.

The Company’s Board of Directors has approved the Offer. However, none of the Company, its Board of Directors, the Dealer Managers, the Depositary or the Information Agent makes any recommendation to any securityholder as to whether to tender or refrain from tendering any Securities. None of the Company, its Board of Directors, the Dealer Managers, the Depositary or the Information Agent has authorized any person to make any recommendation with respect to the Offer. Securityholders should carefully evaluate all information in the Offer to Purchase and in the related Letter of Transmittal and should consult with their own financial and tax advisors. Securityholders must decide whether to tender their Securities and, if so, how many Securities to tender. In doing so, a securityholder should read carefully the information in the Offer to Purchase and in the related Letter of Transmittal before making any decision with respect to the Offer.

The Company’s directors and executive officers have advised the Company that they do not intend to tender their Securities in the Offer.

The information required to be disclosed by paragraph (d)(1) of Rule 14d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, is contained in the Offer to Purchase and is incorporated herein by reference.

The Offer to Purchase, the related Letter of Transmittal and other related materials are being mailed to registered holders of Securities and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the securityholders list or, if applicable, who are listed as participants in a clearing agency’s security position listing, for subsequent transmittal to beneficial owners of Securities.

The Offer to Purchase and the related Letter of Transmittal contain important information that should be read carefully before any decision is made with respect to the Offer.

Questions and requests for assistance and copies of the Offer to Purchase, the Letter of Transmittal and all other tender offer materials may be directed to the Information Agent at its address and telephone number set forth below and will be furnished promptly at the Company’s expense. The Company will not pay any fees or commissions to any broker or dealer or any other person (other than to the Dealer Managers, the Depositary and the Information Agent) in connection with the solicitation of tenders of Securities pursuant to the Offer.

To ensure compliance with Treasury Department regulations, we advise you that, unless otherwise expressly indicated, any federal tax advice contained in this announcement was not intended or written to be used, and cannot be used, for the purpose of (i) avoiding tax-related penalties under the Internal Revenue Code or (ii) promoting, marketing or recommending to another party any tax-related matters addressed herein.

The Information Agent for the Offer is:

2 Robbins Lane, Suite 201
Jericho, New York 11753
Phone: (516) 933-3100

The Dealer Managers for the Offer are:

2 Robbins Lane, Suite 201 Jericho, New York 11753 Phone: (516) 396-7905	277 Park Ave, 48th Floor New York, NY 10172 Phone: (212) 351-9433

The Depositary for the Offer is:

By Mail:	By Registered Mail, Courier or Hand Delivery

31 Adelaide St East P.O. Box 280 Toronto, Ontario M5C 2J4 Canada	70 University Avenue, Suite 1440 Toronto, Ontario M5J 2M4 Canada